Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statement on Form F-4 of Sanofi-Synthelabo, dated January 29, 2004 and in the prospectus included therein of our report dated February 18, 2003, except for Note F on the US GAAP reconciliation as to which the date is June 23, 2003, with respect to the consolidated financial statements of Sanofi-Synthelabo included in its Annual Report under Form 20-F for the year ended December 31, 2002, and to the reference to our firm under the captions “Summary Selected Historical Consolidated Financial Data of Sanofi-Synthelabo” and “Experts”.

ERNST & YOUNG Audit

Represented by Jean-Claude Lomberget and Valérie Quint

/s/ JEAN-CLAUDE LOMBERGET /s/ VALÉRIE QUINT

Paris, France

January 29, 2004